PROPERTY CATASTROPHE EXCESS OF LOSS
                              REINSURANCE AGREEMENT

                                     between

                       SOUTHERN HERITAGE INSURANCE COMPANY
                                 Duluth, Georgia

                (hereinafter collectively called the "Reinsured")

                                       and

                  The Reinsurers subscribing to the respective
                   Interests and Liabilities Contract to which
                 this Agreement is attached (hereinafter called
                                the "Reinsurer")


ARTICLE 1  BUSINESS COVERED

This Agreement, subject to the terms and conditions herein contained, is to indemnify the Reinsured in respect of the net excess liability as herein provided and specified which may accrue to the Reinsured as a result of any loss or losses which may occur during the term of this Agreement under any and all binders, policies, and contracts of insurance or reinsurance (hereinafter referred to as "policy" or "policies") heretofore or hereafter issued or entered into by or on behalf of the Reinsured and classified by the Reinsured as Property, including the property portion of Multi-Peril and Automobile policies.


ARTICLE 2  TERRITORY

This Agreement shall cover wherever the Reinsured's policies cover.


ARTICLE 3  EXCLUSIONS

This Agreement shall not cover:

A.  Business classified by the Reinsured as:

(1) Overhead transmission and distribution lines and their supporting structures other than those on or within 150 meters (or 500 feet) of the insured premises. It is understood and agreed that public utilities extension and/or suppliers extension and/or contingent business interruption coverages are not

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subject to this exclusion provided that these are not part of a transmitter's or distributor's policy.

(2) Pools, Associations, or Syndicates, including State Insurance Guaranty Associations. However, such operations which the Reinsured is obliged to cover by reason of membership or participation in any Automobile Assigned Risk Pool, Plan or Facility, any FAIR Plan, or any Coastal Pool are not to be excluded. Furthermore, this exclusion shall not apply to any Inter-Company Pooling.

(3) Insurance on Growing and/or Standing Crops.

(4) Reinsurance of any kind assumed by the Reinsured, except local agency reinsurance accepted in the normal course of business.

(5) Bridges, tunnels and art collections valued at over $150,000,000.

(6) Aviation.

(7) Insolvency Funds, as per clause attached.

(8) Flood, when written as such.

B. Extra Contractual Obligations and Loss in Excess of Original Policy Limits - "Extra Contractual Obligations" are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Reinsured to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The term "Loss in Excess of Original Policy Limits" shall mean a net loss of the Reinsured which is in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of the following: failure by the Reinsured to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer or settlement or in the preparation of the defense or in the trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appeal consequent upon such action.

C. Fidelity, Surety, Credit, Title, Insolvency and Financial Guaranty.

D. Loss or Liability excluded by the provisions of the Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance, as per clause attached hereto.

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E. War, as defined in the original policy.

F. Ocean Marine

G. Loss/or Damage/or Costs/or Expenses arising from Seepage and/or Pollution and/or Contamination, other than Contamination from Smoke Damage. Nevertheless, this exclusion does not preclude any payment of the cost of the removal of debris of property damaged by a loss otherwise covered hereunder, but subject always to a limit of 25% of the Reinsured's Property loss under the original policy.


ARTICLE 4  TERM

This Agreement shall become effective January 1, 2000 and the Reinsurer shall be liable for all losses occurring during the term of this Agreement.

If this Agreement shall terminate while a loss covered hereunder is in progress, subject to the other conditions of this Agreement, the Reinsurer shall indemnify the Reinsured as if the entire loss had occurred during the time this Agreement is in force, provided the loss covered hereunder started before the time of termination.


ARTICLE 5  DEFINITION OF LOSS OCCURRENCE

The term "Loss Occurrence" shall mean the sum of all individual losses occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "Loss Occurrence" shall be limited to all individual losses sustained by the Reinsured occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term "Loss Occurrence" shall be further defined as follows:

i) As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Reinsured occurring during any period of 72 consecutive hours and arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

ii) As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Reinsured occurring

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during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

iii) As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Reinsured's "Loss Occurrence".

iv) As regards "Freeze", only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Reinsured's "Loss Occurrence".

Except for those "Loss Occurrences" referred to in (i) and (ii) the Reinsured may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Reinsured arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

However, as respects those "Loss Occurrences" referred to in (i) and (ii), if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Reinsured may divide that disaster, accident or loss into two or more "Loss Occurrences" provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Reinsured arising out of that disaster, accident or loss.

No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "Loss Occurrence" claimed under the 168 hours provision.


ARTICLE 6  NET RETAINED LINES

This Agreement applies only to that portion of any insurance or reinsurance covered by this Agreement which the Reinsured retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount in excess of which this Agreement attaches, only loss or losses in

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respect of that portion of any insurance or reinsurance which the Reinsured retains net for its own account shall be included, it being understood and agreed that the amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsured to collect from any other reinsurers, whether specific or general any amounts which may have become due from them whether such inability arises from the insolvency of such other reinsurers or otherwise.

It is understood that any Inter-Company Pooling shall be disregarded hereunder when determining the net retained lines.


ARTICLE 7  ULTIMATE NET LOSS

The term "Ultimate Net Loss" shall be understood to mean the actual loss or losses paid or to be paid by the Reinsured under its policies, such loss or losses to include expenses of litigation, if any, interest accrued where such interest is part of the judgement and all other loss expenses of the Reinsured including legal expenses and costs incurred in connection with coverage and validity questions and legal actions connected thereto which are allocable only to a specific claim or action on policies covered hereunder (including a pro rata share of salaries and expenses of the Reinsured's field employees while adjusting such claims or losses and expenses of the Reinsured's officials incurred in connection with claims or losses, but no salaries of the Reinsured's officials or any normal overhead charges such as rent, postal, lighting, cleaning, heating, etc., shall be included) less proper deductions for all recoveries (including amounts recoverable under other reinsurance except reinsurance, if any, inuring to the benefit of the Reinsured) and salvages actually made by the Reinsured; provided always that nothing in this Article shall be construed to mean that losses under this Agreement are not recoverable until the Reinsured's ultimate net loss has been ascertained.

All salvages, recoveries and payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the said settlement and all necessary adjustments shall be made by the parties hereto.


ARTICLE 8  LIMIT AND RETENTION

No claim shall be made upon the Reinsurer unless and until the Reinsured shall have first sustained an ultimate net loss in excess of $400,000 each and every loss occurrence and then the Reinsurer shall be liable for the ultimate net loss sustained by the Reinsured in excess of $400,000 in respect of each such loss occurrence. The limit of liability of the Reinsurer in respect of any one such loss

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occurrence shall be $2,600,000.

It is further warranted that the Reinsurer shall not be liable hereunder until two or more risks are involved in any one loss occurrence. The Reinsured shall be the sole judge of what constitutes one risk.


ARTICLE 9  RATE AND PREMIUM

The Reinsured shall pay to the Reinsurer during the term of this Agreement premium calculated by applying a rate of 3.00% to the Gross Net Earned Premium Income of the Reinsured during such term in respect of business the subject matter of this Agreement.

The term "Gross Net Earned Premium Income" as used herein shall be understood to mean gross premiums earned by the Reinsured less premiums paid for reinsurances which inure to the benefit of this Agreement. For purposes hereof, 90% of the Reinsured's original premium in respect of Homeowners and Farmowners and 80% in respect of Commercial Multiple Peril Policies, where the premium is indivisible, shall be considered subject matter premium.

As soon as practicable after each year, the Reinsured shall submit a statement showing the actual premium due for the term calculated in accordance with the first paragraph of this Article, and the debtor party shall remit to the other.


ARTICLE 10 CURRENCY

All premiums and losses paid under this Agreement shall be made in United States currency.


ARTICLE 11 NOTICE OF LOSS AND LOSS SETTLEMENTS

In the event of a loss occurrence which either results in or appears to be of serious enough nature as probably to result in a loss involving this Agreement, the Reinsured shall give notice as soon as reasonably practicable to the Reinsurer and the Reinsured shall keep the Reinsurer advised of all subsequent developments in connection therewith.

The Reinsurer agrees to abide by the loss settlements of the Reinsured, such settlements to be considered as satisfactory proof of loss, and amounts falling to the share of the Reinsurer shall be immediately payable to the Reinsured by them upon reasonable evidence of the amount paid or to be paid by the Reinsured.

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ARTICLE 12 ACCESS TO RECORDS

The Reinsurer, by its duly appointed representatives, shall have the right at any reasonable time, to examine all papers in the possession of the Reinsured referring to business effected hereunder.


ARTICLE 13 STATISTICS

The Reinsured shall furnish the Reinsurer such quarterly and annual statistics as may be necessary to comply with statutory requirements and in such form as may be mutually agreed upon.


ARTICLE 14 ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made. Such delay, omission or error shall be rectified immediately upon discovery.


ARTICLE 15 TAXES

In consideration of the terms under which this Agreement is issued, the Reinsured undertakes not to claim any deduction in respect of the premium hereon when making tax returns other than Income or Profits Tax returns to any State or Territory or the District of Columbia.


ARTICLE 16 FEDERAL EXCISE TAX

(Applies only to those Reinsurers, excepting Underwriters at Lloyd's, London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.)

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the percentage specified by United States law of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct the percentage specified by United States law from the amount of the return and the Reinsured or its agent should take steps to recover the Tax from the U.S. Government.

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ARTICLE 17 LOSS RESERVES

(This Clause is applicable to any Reinsurer who does not qualify for credit by states having jurisdiction over the Reinsured.)

At annual intervals (or more frequently as determined by the Reinsured, but not more frequently than quarterly) the Reinsured will submit to the Reinsurer a statement showing the proportion of losses, as defined below, applicable to the Reinsurer.

The Reinsurer will apply for, and secure delivery thereof to the Reinsured, a clean, irrevocable and unconditional Letter of Credit in an amount equal to the Reinsurer's share of said losses. The Letter of Credit shall be issued by a United States bank which is a member of the Federal Reserve System and which is acceptable to the Insurance Departments of such states.

If, as of a statement date, the Reinsurer's share of losses under this Agreement shall exceed the then available balance of the Letter of Credit, the Reinsurer shall, within thirty (30) days after receiving such statement, secure delivery to the Reinsured of an amendment to the clean, irrevocable and unconditional Letter of Credit increasing the balance of the Letter of Credit available by the amount of such difference.

If the Reinsurer's share of losses under this Agreement shall be less than the then available balance of the Letter of Credit, the Reinsured shall, within thirty (30) days after receipt of written request of Reinsurer, release such excess amount by agreeing to consent to an amendment to the Letter of Credit reducing the balance of the Letter of Credit available by the amount of such excess.The Reinsured undertakes to use and apply any amounts which it may draw upon the Letter of Credit, without diminution because of the insolvency of the Reinsured or Reinsurer, notwithstanding any other provision in this contract, only for one or more of the following purposes:

(1) To pay or reimburse itself for the Reinsurer's share of losses paid by the Reinsured for which the Reinsurer is obligated to reimburse the Reinsured, if not otherwise paid by the Reinsurer.

(2) To obtain a cash deposit of the Reinsurer's share under this contract of losses, if the clean, irrevocable and unconditional Letter of Credit is not renewed at least thirty (30) days before the expiration thereof, and the Reinsurer shall continue thereafter to have a share in such losses.

(3) To pay any other amounts the Reinsured claims are due under this reinsurance contract.

The Reinsured will immediately return to the Reinsurer any amounts drawn down
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on the Letter of Credit that are subsequently determined not to be due.

The term "losses" as used in this Article shall include:

     losses and allocated loss adjustment expenses paid by the Reinsured but not recovered (in proportion) from the Reinsurer,

     reserves for losses reported and outstanding, and allocated loss adjustment expenses.


ARTICLE 18 ARBITRATION

As a precedent to any right of action hereunder, if any dispute shall arise between the Reinsured and the Reinsurer with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Agreement, such dispute upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree in the selection of a third arbitrator within thirty days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or retired executive officers of insurance or reinsurance companies or Underwriters at Lloyd's, London not under the control of either party to this Agreement.

The Arbitrators shall interpret the Agreement and make their decision with regard to the custom and usage of the insurance and reinsurance business. They shall issue their decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence, but in which cross examination and rebuttal shall be allowed. They shall make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language.

The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. Said arbitration shall take place in Marietta, Pennsylvania unless some other place is mutually agreed upon by the Reinsured and the Reinsurer.

ARTICLE 19 WRITTEN AGREEMENT

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There are no other agreements between the Reinsurer and the Reinsured regarding the reinsurance provided by this Agreement, including but not limited to agreements which directly or indirectly guarantee a profit under this Agreement for either party.

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                        INSOLVENCY FUNDS EXCLUSION CLAUSE

This Agreement excludes all liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.


NOTES: Wherever used herein the terms:

"Company" shall be understood to mean "Company", "Reinsured", "Reassured" or whatever other term is used in the attached reinsurance contract to designate the reinsured company or companies.

"Agreement" shall be understood to mean "Agreement", "Contract", "Policy" or whatever other term is used to designate the attached reinsurance document.

"Reinsurers" shall be understood to mean "Reinsurers", "Underwriters" or whatever other term is used in the attached reinsurance contract to designate the reinsurer or reinsurers.

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                       NUCLEAR INCIDENT EXCLUSION CLAUSE -
                          PHYSICAL DAMAGE - REINSURANCE


1. This Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I. Nuclear reactor power plants including all auxiliary property on the site, or

II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material", and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a) where Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive

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contamination accruing to the Reinsured, directly or indirectly, and whether as
Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954, or by any law amendatory thereof.

7.  Reinsured to be sole judge of what constitutes:
    (a)  substantial quantities, and
    (b)  the extent of installation, plant or site.


NOTE: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a) all policies issued by the Reinsured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b) with respect to any risk located in Canada policies issued by the Reinsured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

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                                      INDEX


CLAUSE                                                     ARTICLE

BUSINESS COVERED ....................................         1
TERRITORY ...........................................         2
EXCLUSIONS ..........................................         3
TERM ................................................         4
DEFINITION OF LOSS OCCURRENCE .......................         5
NET RETAINED LINES ..................................         6
ULTIMATE NET LOSS ...................................         7
LIMIT AND RETENTION .................................         8
RATE AND PREMIUM ....................................         9
CURRENCY ............................................        10
NOTICE OF LOSS AND LOSS SETTLEMENTS .................        11
ACCESS TO RECORDS ...................................        12
STATISTICS ..........................................        13
ERRORS AND OMISSIONS ................................        14
TAXES ...............................................        15
FEDERAL EXCISE TAX ..................................        16
LOSS RESERVES .......................................        17
ARBITRATION .........................................        18
WRITTEN AGREEMENT ...................................        19